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                                                                     Exhibit 4.2

                          [TRANSLATED FROM THE HEBREW]

                                 ELSCINT LIMITED

                                 ("THE COMPANY")

      2003 INCENTIVE PLAN TO EMPLOYEES AND OFFICERS - CAPITAL GAINS COURSE


THE PLAN IS INTENDED FOR THE ALLOTMENT OF UP TO 116,000 NON-NEGOTIABLE OPTIONS OF THE COMPANY, EXERCISABLE INTO 116,000 ORDINARY SHARES PAR VALUE NIS 0.05 PER ORDINARY SHARE OF THE COMPANY, TO EMPLOYEES AND OFFICERS OF THE COMPANY AND/OR COMPANIES OF THE COMPANY GROUP, IN ACCORDANCE WITH THE CONDITIONS OF SECTION 102 OF THE INCOME TAX ORDINANCE (NEW VERSION), 5721-1961 - CAPITAL GAINS TAX COURSE, ALL IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET OUT BELOW IN THIS PLAN.

1.       INTRODUCTION AND DEFINITIONS

         1.1 Every expression in this plan referring to the singular shall also apply in respect of the plural and vice versa and every expression referring to one sex shall also apply in respect of the other sex, unless the content otherwise requires.

         1.2 In this plan the undermentioned expressions shall have the meanings set out against them, unless the content otherwise requires:

                    "OPTION" means a non-negotiable option, exercisable into one ordinary shares of NIS 0.05 n.v. of the Company in accordance with the provisions of this plan;

                    "THE ORDINANCE" and/or "THE INCOME TAX ORDINANCE" means the Income Tax Ordinance (New Version), 5721-1961, as amended from time to time, including regulations, rules, orders and any other provisions that have been or are in future issued by virtue of it;

                    "THE COMPANY GROUP" means the Company, the Company's subsidiaries, Europe Israel (MMS) Ltd and companies under the control of Europe Israel (MMS) Ltd;

                    "THE SECTION 102 RULES" or "THE RULES" means the Income Tax (Tax Concessions on the Allotment of Shares to Employees) Rules, 5763-2003;

                    "SHARE" means an ordinary share of NIS 0.05 n.v. of the Company;


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                    "OFFEREE" means an employee, director or officer of a
                    company of the Company group, provided that he is not a controlling shareholder of the Company (as that term is defined in section 102 of the Ordinance), to whom options have been granted in accordance with the provisions of this plan;

                    "PLAN" or "THE REMUNERATION PLAN" means this plan, as amended from time to time;

                    "THE EXERCISE SHARES" means as defined in clause 11.1 below.

2.       CAPITAL GAINS TAX COURSE

         2.1 This plan shall be subject to, construed in accordance with and fulfil all the requirements of section 102 of the Ordinance and every written approval from the Israeli tax authorities.

         2.2 This plan and the allotments pursuant hereto are subject to the provisions of section 102 of the Ordinance - capital gains tax course, as in force from time to time, and the Rules by virtue thereof, and the offerees are obligated to act in accordance with the provisions of the Ordinance and the Rules as aforesaid.

         2.3 Options pursuant to this plan shall be allotted to an employee remuneration trust company (hereinafter referred to as "the trustee"), as trustee for each offeree. The terms and conditions of the trust are set out in the trust agreement that is to be made between the Company and the trustee (hereinafter referred to as "trust agreement"), as appended hereto.

         2.4 So that the offeree will pay the taxes fixed for the capital gains tax course, the offeree may not transfer or sell the exercise shares from the trustee until the expiration of 24 months from the end of tax year in which the options were allotted to the trustee for the offeree or such other period as approved by the Israeli tax authorities (hereinafter referred to as "the lock-up period").

         2.5 In the event of a distribution of bonus shares and/or an offer of rights by virtue of the options and/or the exercise shares (hereinafter referred to as "the additional rights"), all the additional rights shall be allotted to the trustee for the offerees and be held by the trustee until the end of the lock-up period of the options in respect of which the rights were allotted, and the conditions of the tax course shall apply to those additional rights.


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         2.6        In the event that the offeree transfers or sells the
                    exercise shares from the trustee before the end of the lock-up period (hereinafter referred to as "the breach"), the offeree shall pay all the taxes that are payable due to the breach in accordance with the provisions of section 7 of the Rules and shall indemnify the Company for any expense incurred by the Company by reason of the breach, including payment of the employer's share to the National Insurance Institute due to the breach.

         2.7 For the avoidance of doubt, the provisions of section 102 of the Ordinance augment every other provision laid down in the plan and the provisions of section 102 of the Ordinance do not derogate from the provisions of this plan, including provisions concerning the qualification period, as defined in clause 7 below and/or any other provision that limits the offeree's ability to exercise the options or transfer the shares from the trustee.

3.       QUANTITY OF OPTIONS TO BE ALLOTTED IN ACCORDANCE WITH THE PLAN

         The total quantity of options to be allotted pursuant to this plan will stand at 116,000 non-negotiable options of the Company, exercisable into 116,000 ordinary shares of NIS 0.05 n.v. each of the Company. The quantity of shares that result from the options' exercise will be subject to adjustments, as set out in clause 4 below.

4.       ADJUSTMENTS

         4.1 In the event that the Company distributes a cash dividend, the date determining the distribution whereof being after the date of allotting the options to the trustee for an offeree but before the options have been exercised or lapsed, the number of exercise shares that the offeree will be entitled to receive on exercising an option will increase by the quantity computed in accordance with the following formula:

                                            A x B
                                            -----
                                              C

                    A - the original number of exercise shares to which the
                        offeree is entitled in respect of any exercise of options pursuant to the plan;

                    B - the dividend per share paid by the Company in US
                        dollars;

                    C - the closing price of the share on the New York Stock
                        Exchange in US dollars at the time of allotting the exercise shares in respect of the options that have been exercised.


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         4.2        In the event that the Company distributes bonus shares the date determining the distribution whereof being after the date of allotting the options to the trustee for the offeree but before the options have been exercised or lapsed, the number of shares to which the offeree will be entitled on exercising the options shall be increased by the number of shares to which the offeree would have been entitled as bonus shares had he exercised the options prior to the date determining the distribution of bonus shares. The exercise price of each option shall not alter as a result of the increased number of exercise shares to which the offeree is entitled due to the bonus share distribution.

         4.3 If the Company's shareholders are offered, by way of rights, rights for the purchase of any securities, the Company shall act so that the rights are also offered on the same terms and conditions, mutatis mutandis, to the holders of options that have not yet been exercised or lapsed, as though the holders of those options had exercised their options immediately prior to the date determining the right to participate in the said rights issue. The quantity of exercise shares shall not increase as a result of the said rights issue.

         4.4 In the event that the Company's share capital is split or consolidated or in the case of any corporate capital occurrence of essentially similar character, the Company shall make the changes and adjustments necessary in order to avoid diluting or increasing the rights of an offeree in the context of the plan in relation to the number and class of exercise shares as regards the options that have not yet been exercised by the offeree and/or the exercise price of each option.

         4.5 In the event of a merger, spin-off or other structural change, options that have been allotted pursuant to this plan shall be exchanged for or converted into another option of the Company after such structural change, in the absolute discretion of the Company's board of directors.

5.       PLAN'S MANAGEMENT

         The Company's board of directors has full discretion in the management of the plan, making resolutions in connection with the plan, interpreting it and making changes to it, as it deems fit, including changing the exercise price of all or any of the options, subject always to the provisions of the law. The Company's board of directors need not treat all the offerees equally.

6.       ALLOTMENT OF OPTIONS


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         6.1        Any allotment of options pursuant to the plan will only be made after fulfilment of all the undermentioned conditions:

                    (a) 30 days have expired since the date on which the application for approval of the plan was submitted to the Israeli tax authorities in accordance with the provisions of section 102 of the Ordinance;

                    (b) the requisite approvals for the allotment in accordance with the plan have been given by the Company's competent organs in accordance with the law.

         6.2 The option allotment date shall be the date on which the Company has allotted options in the trustee's name for each offeree in accordance with the provisions of this plan.

         6.3 The options that are allotted to the trustee for the offerees pursuant to this plan will be allotted without consideration.

         6.4 The Company's board of directors shall fix the exercise price for each option that is allotted pursuant to this plan (hereinafter referred to as "the exercise price"). For the avoidance of doubt, the exercise price need not be the same for all the offerees.

         6.5 The options that are allotted pursuant to this plan are not transferable to the offeree and/or any third party, save for transmission by virtue of a will or by operation of law, and in such event the provisions of section 102 of the Ordinance and the Rules shall apply to the offeree's heirs and/or transferees.

7.       QUALIFICATION PERIOD

         7.1 The Company's board of directors or a committee on its behalf shall determine the times for maturity of the entitlement to exercise options that are allotted to the trustee for each offeree pursuant to this plan (hereinafter referred to as "the qualification period"). For the avoidance of doubt, the entitlement maturity times might be at intervals or at once in respect of all the options that are allotted for the offeree, all in the absolute discretion of the Company's board of directors or its committee as aforesaid, subject to the law. After all the qualification periods applicable to the offeree have ended, the offeree shall be entitled to exercise all the options that have been allotted to the trustee for him, subject always to the terms and conditions of this plan.


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         7.2        The offeree's entitlement to exercise the options in
                    accordance with the qualification period fixed for him as provided in clause 7.1 above is conditional upon the offeree's continued employment by or office in a company of the Company group, all in accordance with the provisions of clause 12 below.

8.       OPTION EXERCISE

         8.1 Subject to the provisions of this plan, the offeree may exercise all or any of the options by sending written exercise notice signed by the offeree to the registered office of the Company and to the trustee, inter alia including the offeree's name and identity number and the number of options that the offeree wishes to exercise (hereinafter referred to as "the exercise notice"). The exercise notice shall include an amount in cash equal to the result of multiplying (i) the number of options that the offeree wishes to exercise, as specified in the exercise notice, by (ii) the exercise price.

         8.2 Within three days of receiving the signed exercise notice and the total exercise price being paid to the Company in respect of the options specified in the exercise notice, the Company shall allot the exercise shares to the trustee and/or the offeree, subject to the terms and conditions of this plan.

         8.3 Options are not exercisable for parts of shares. In the event that as a result of the options' exercise, the offeree is entitled to receive fractions of shares, the number of shares being allotted shall be rounded to the nearest whole number.

         8.4 An offeree cannot exercise options at a total exercise price of less than $ 500, unless he exercises the remainder of the options that have been granted to the offeree that have vested.

9.       OPTION TERM

         Unless otherwise determined by the Company's board of directors, all the options that have been allotted to the trustee for an offeree pursuant to this plan but not been exercised shall lapse and be void at 5:00 P.M, Israel time, on the expiration of five years from the date of their allotment, unless they have lapsed prior thereto in accordance with the provisions of clause 10 below (hereinafter referred to as "the option term").

10.      OPTIONS' LAPSE

         10.1 The options allotted pursuant to this plan will lapse in each of the following cases:


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                    (a)        options that have been exercised will lapse on
                               the date of allotment of the exercise shares in respect of them;

                    (b) options will lapse and not be exercisable at the end of the option term;

                    (c) options, the offeree's entitlement to exercise which has been cancelled in accordance with clause 12 below, will lapse and not vest that offeree with any right.

         10.2 In the event that an option that has been granted in accordance with the provisions of this plan lapses in accordance with clause 10.1 above (save for the lapse of an option as a result of its exercise into shares), the option that has lapsed will revert to the Company's reserve of options and the Company may again grant the option in the future to offerees in accordance with the provisions of this plan.

11.      EXERCISE SHARES

         11.1 The shares that result from the exercise of any options pursuant to this plan (hereinafter referred to as "the exercise shares") will rank equally in all respects with the Company's shares immediately on their allotment and will be entitled to any dividend or other bonus, the date determining the right to receive which is on or after the date of allotment.

         11.2 In the event that the offeree is entitled to receive rights and/or bonus shares and/or any other right vested in an offeree by virtue of the options and/or the exercise shares (hereinafter referred to as "the rights") and at the time determining the distribution of the rights, the options and/or the exercise shares were held by the trustee, the rights shall be transferred to the trustee which shall deduct tax at source in accordance with the law, if and insofar as charged, and the provisions of clause 2.5 above shall apply to any such distribution and/or allotment.

         11.3 In the event that the Company distributes a dividend in cash and at the date determining the distribution of the dividend the trustee holds exercise shares for any of the offerees, the Company shall transfer the dividends to the trustee in respect of the exercise shares that are held by the trustee as aforesaid for each offeree, the trustee shall withold tax in accordance with the law, if and insofar as required, and the trustee shall then transfer the dividends (net of tax) to the offeree.

12.      TERMINATION OF EMPLOYMENT OR OFFICE


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         12.1       Save for the exceptions mentioned in clauses 12.2 and 12.3 below, if before the end of the qualification period:

                    (a) the labour relationship between an offeree and the company by which he is employed on the date of the plan comes to an end at the initiative of the offeree, except in the event that there is a deterioration in the terms of his employment or the seniority of his position; or

                    (b) an offeree who serves as a company director stops serving as a company director of his own initiative or in the event that the office of an external director comes to an end in accordance with the law;

                    the offeree's entitlement to options, his entitlement to receive which had not yet matured as at that time, shall lapse. The offeree shall be entitled to options, the qualification period in respect of which had matured when his employment or office came to an end, as the case may be, and the said options shall be subject to the provisions of this plan.

         12.2 Notwithstanding as provided in clause 12.1 above, in the event of:

                    (a) the offeree's complete incapacity, as defined below; or

                    (b)        the offeree's death;

                    the offeree, or his heirs in the case of death, shall be entitled to exercise all the options that have been allotted to the trustee for the offeree immediately after occurrence of the event mentioned in sub-clause (a) or (b) above, regardless of the completion or non-completion of the qualification period applicable to the offeree, subject to the provisions of section 102 of the Ordinance in relation to the capital gains tax course and the Rules, the qualification period, as provided in clause 7 above, and the other provisions of this plan.

                    For the purpose of this clause 12.2 "complete incapacity" shall be construed as a stable physical and/or mental condition that lasts for at least six months, which is caused as a result of an illness or accident and precludes the offeree from any engagement in a profession and/or occupation consistent with his previous expertise, experience and standard of education.

         12.3 Notwithstanding as provided in clauses 12.1 and 12.2 above, if before the end of the qualification period the labour relationship between an


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                    offeree and the company by which he is employed on the date of the plan comes to an end at the initiative of the employer company in circumstances that do not entitle the offeree to severance pay in accordance with the provisions of law or in the event that an offeree who serves as a company director stops serving as a director of a company of the Company group at the initiative of the company of the Company group in circumstances in which limitations to the service of the director apply pursuant to the provisions of law, as provided in sections 226(a) and 227 of the Companies Law, 5759-1999, the offeree's entitlement to options will lapse, whether or not his entitlement to receive them has then matured.

         12.4 Should the offeree go to work for another company of the Company group, for the purpose hereof his term of employment with the other company as aforesaid shall be treated as a term of employment with the company by which he was employed on the date of this plan, subject always to obtaining appropriate approvals from the tax authorities, if and insofar as necessary.

         12.5 For the purpose of this clause 12, pensionable retirement pursuant to the provisions of law or contract shall not be treated as terminating the labour relationship, subject to obtaining appropriate approvals from the tax authorities, if and insofar as necessary.

13.      TAXES AND EXPENSES

         13.1 All the legal tax implications (other than stamp duty in respect of the allotment of the exercise shares, if and insofar as charged) resulting from the allotment and/or designation and/or exercise and/or holding of the options and/or the sale of the exercise shares (or any other security allotted pursuant to the plan) by or for an offeree, shall be paid by the offeree. The offeree shall indemnify the company of the Company group and/or the trustee and relieve them of any liability for any such tax payment and/or fine and/or interest and/or linkage as aforesaid.

         13.2 At any time payment is claimed from the offeree and/or a company of the Company group and/or the trustee by deducting tax at source in connection with the options that have been allotted to the trustee for the offeree and/or the exercise shares, such company of the Company group and/or the trustee, as the case may be, may require of the offeree an amount sufficient to cover all the tax that needs to be deducted at source as aforesaid. In the event that shares or any other property other than money are transferred further to the exercise of options as aforesaid to a company of the Company group and/or the trustee, the Company and/or the trustee shall be entitled to require the


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                    offeree to transfer a sum of money sufficient to comply with any requirement for tax to be deducted at source and if that amount is not transferred on time, the said company and/or the trustee shall be entitled to hold or set off (subject to the law) the shares or any other property as aforesaid until the said payment is remitted by the offeree.

         13.3 Before the tax charged as provided in section 7 of the Rules has been paid, the options or the exercise shares may not be transferred, assigned, pledged, attached or otherwise voluntarily charged and no power of attorney or instrument of transfer shall be granted in respect of them, whether with immediate or future effect, save for transmission by virtue of a will or by operation of law; should the options or exercise shares be transmitted by virtue of a will or by operation of law as aforesaid, the provisions of section 102 of the Ordinance and the provisions of the Rules shall apply to the offeree's heirs or transferees.

         13.4 Expenses incurred in respect of the management and implementation of this plan, including the payment of stamp duty in respect of the allotment of the exercise shares, if and insofar as charged, shall be paid by the Company.

14.      LIMITATIONS TO THE OPTIONS' EXERCISE BY VIRTUE OF THE LAW IN THE USA

         Notwithstanding as provided anywhere in this plan, an offeree may not exercise options that have been allotted to the trustee for him in accordance with the plan so long as a registration document has not been filed to list the exercise shares, that will result from exercising the options as aforesaid, for trading on the New York Stock Exchange.

15.      PERIOD DURING WHICH THE SHARES ARE HELD ON TRUST

         The exercise shares and the additional rights allotted by the Company to the trustee shall be held by the trustee for the benefit of the offeree for a period of not more than 10 years from the end of the option term.

16.      ABSENCE OF OTHERS' RIGHTS TO OPTIONS

         Subject to the provisions of the plan, no person other than the offeree shall have any rights in respect of the options that have been allotted to the trustee for an offeree pursuant to the plan.

17.      PRESERVATION OF AUTHORISED CAPITAL


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         The Company undertakes at all times to preserve a quantity of shares in its authorised capital for the exercise of options that have been allotted pursuant to this plan.

18.      GOVERNING LAW AND JURISDICTION

         This plan and all the documents ancillary hereto that have been given or signed by a company of the Company group in connection with this plan shall be construed in accordance with the laws of the State of Israel and be subject thereto. Jurisdiction in all respects relating to this plan and all the documents ancillary hereto as aforesaid shall be vested solely in the relevant courts of Tel Aviv-Jaffa.


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